THE CHARLES SCHWAB FAMILY OF FUNDS

Amended and Restated Shareholder Servicing and Sweep Administration Plan

WHEREAS, The Charles Schwab Family of Funds (the “Trust”) is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Trust desires to compensate service providers who provide the services described in Section 2 herein (the “Services”) to their clients (the “Clients”) who own of record or beneficially shares of any fund of the Trust (“Shares”) set forth in Schedule A hereto (each a “Fund” and, together, the “Funds”);

WHEREAS, the Trustees of the Trust have determined, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the following Amended and Restated Shareholder Servicing and Sweep Administration Plan (the “Plan”) will benefit the Funds of the Trust and the Clients who own Shares of the Funds; and

WHEREAS, the Trustees of the Trust adopt the Plan under which the Trust or the principal underwriter to the Trust (the “Distributor”), as agent for the Trust, may make payments to service providers who provide some or all of the Services to such Clients;

NOW THEREFORE, the Trustees of the Trust hereby adopt this Plan.

Section 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly through the Distributor bear expenses relating to providing shareholder services and certain administrative services as provided herein.

Section 2.1. Shareholder Services. The Trust may pay, and may appoints the Distributor as its agent to pay on its behalf, a fee in an amount up to the amounts specified in Schedule A to this Plan, with respect to the average daily net asset value of Shares owned of record or beneficially by Clients of service providers with whom the Distributor has entered into written agreements pursuant to which the service providers agree to provide services described in this Section 2. The services for which this fee may be paid include account maintenance and customer liaison services provided to Clients who own Shares of a Fund, and may also include, but are not limited to, the following shareholder services:

1. Record Maintenance. Maintaining records for each Client holding Shares of a Fund that include the following information:

a.	Number of Shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address of the Client, including zip codes and social security numbers or taxpayer identification numbers;

d.	Records of distributions and dividend payments;

e.	Any transfers of shares; and

f.	Overall control records.

2. Shareholder Communications

a.	Providing the names and addresses of all Clients who hold shares of a Fund to a shareholder mailing agent for the purpose of mailing certain Fund-related materials (such as updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements, and other appropriate shareholder communications);

b.	Distributing Fund-related materials (such as updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements, and other appropriate shareholder communications) directly to Clients;

c.	Mailing current Fund prospectuses, statements of additional information, and annual and other periodic reports to Clients upon request and, as applicable, with confirmation statements;

d.	Mailing statements to Clients on a regular basis showing, among other things, the number of Shares of each Fund owned by the Client and the net asset value of such Fund as of a recent date;

e.	Producing and mailing to Clients confirmation statements reflecting purchases and redemptions of Shares; and

f.	Responding to Client inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates, both by telephone and in writing, as appropriate.

3. Transactional Services

a.	Communicating and processing purchase, redemption and exchange orders from Clients; and

b.	Communicating mergers, splits or other reorganization activities to Clients;

4. Tax Information Returns and Reports. Preparing and filing such information, returns and reports as are required to be filed with appropriate governmental agencies for reporting (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

Section 2.2 - Sweep Administration Services. The Trust will pay the Distributor a fee, in an amount up to the amounts specified in Schedule B to this Plan, with respect to the average daily net asset value of Sweep Shares and Premier Sweep Shares owned of record or beneficially by Clients. Services this fee may be paid for include processing automatic purchases and redemptions for Clients invested in the Sweep Shares and Premier Sweep Shares of the Funds.

Section 3. This Plan shall not take effect with respect to any Fund until it has been approved together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 8 herein), at a meeting of the Board of Trustees.

Section 4. This Plan shall, unless terminated as hereinafter provided, continue in effect for a period of more than one year after it takes effect, only for so long as such continuance is specifically approved at least annually in the manner provided in Section 3 herein for the approval of this Plan.

Section 5. During the existence of this Plan, the Distributor or any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made with respect to each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with payments made under the Plan.

Section 6. This Plan may be terminated at any time, with respect to Shares of any Fund listed in Schedule A and Schedule B, without payment of any penalty, at any time by the vote of a majority of the Qualified Trustees as defined in Section 8 herein.

Section 7. All agreements with any person relating to the implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees (as defined in Section 8 herein), on not more than 60 days’ written notice to any other party to the agreement.

Section 8. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of a Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission.

Section 9. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Section 10. This Plan may be amended at any time by the Board of Trustees, provided that any material amendment of this Plan shall be effective only upon approval in the manner provided in Section 3 herein.

Section 11. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust’s Declaration of Trust, any obligations assumed by the Trust, a Fund or class thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of the Class of the affected Fund and its assets, and shall not constitute obligations of any shareholder of any other class of the affected Fund or Funds of the Trust or of any Trustee.

Section 12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Dated: December 11, 2015